Exhibit 24.2

POWER OF ATTORNEY

Reference is hereby made to the registration by Anheuser-Busch InBev SA/NV (“ABI”), and some or all of Anheuser-Busch InBev Finance Inc., Anheuser-Busch InBev Worldwide Inc., Brandbev S.à R.L., Brandbrew S.A., Cobrew NV/SA, and Anheuser-Busch Companies, LLC under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of (1) debt securities issued and to be issued by one or both of Anheuser-Busch Companies, LLC and Anheuser-Busch InBev Worldwide Inc. (the “Debt Securities”) and (2) the full and unconditional guarantees of ABI and some or all of the aforementioned companies thereon. Such securities are or will be registered on one or more registration statements on Form F-4, or on such other form or forms promulgated by the U.S. Securities and Exchange Commission (the “SEC”) as may be necessary or advisable to effect such registration (each such registration statement, a “Registration Statement”).

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints any Vice President of ABI, the Corporate Secretary of ABI, any Assistant Corporate Secretary of ABI, the Secretary of Anheuser-Busch InBev Services, LLC, any Assistant Secretary of Anheuser-Busch InBev Services, LLC, Mr. John Blood, Mr. Bryan Warner, Ms. Margot Miller, Ms. Maria Fernanda Lima da Rocha Barros, Mr. Thomas Larson, Ms. Ann Randon, Ms. Christine Delhaye and Mr. Jan Vandermeersch, and each of them, with full power to act alone, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign one or more Registration Statements, any and all amendments thereto (including post-effective amendments) and any subsequent registration statement in respect of the Debt Securities, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith in order to effect the registration of the Debt Securities under the Securities Act and qualification of the Debt Securities, the related indenture and any other instrument under the U.S. Trust Indenture Act of 1939, as amended, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together, shall constitute one instrument.

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Date: 1 April 2019	By:	/s/ Michel Doukeris

Michel Doukeris Director Anheuser-Busch Worldwide Inc.

Date: 1 April 2019	By:	/s/ Nelson Jamel

Nelson Jamel Vice President, Finance Anheuser-Busch Worldwide Inc.

Date: 1 April 2019	By:	/s/ Naomi Lopez

Naomi Lopez Vice President, Controller Anheuser-Busch Worldwide Inc.

Date: 1 April 2019	By:	/s/ Katherine Barrett

Katherine Barrett Director Anheuser-Busch InBev Worldwide Inc.

[Anheuser-Busch InBev Worldwide Inc.— Power of Attorney]